EXHIBIT 4.8
English Translation for Reference
3rd Supplementary Agreement to Multi-crystalline Solar Wafer Supply Contract
Agreement No.: CSI-ZN101015
Party A:	CSI Cells Co., Ltd.

Party B:	Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd.

Party C:	GCL (Nanjing) Solar Energy Technology Company Limited Jiangsu GCL Silicon Material Technology Development Co., Ltd. Changzhou GCL Photovoltaic Technology Co., Ltd.

Party D:	Suzhou GCL Photovoltaic Technology Co., Ltd.
WHEREAS:
1.	Both Party A and Party B have executed the solar wafer supply contract (buyer’s contract no.: CSI-ZN80818-B), its supplementary agreement (buyer’s contract no.: CSI07-09-P0066) and its supplementary agreement to solar wafer supply contract (contract no.: CSI-ZN100323). Both parties agree that Party A shall purchase certain quantity of wafers from Party B and Party B shall supply certain quantity of wafers to Party A.

2.	The four parties, Parties A, B, C and D, executed the 2nd supplementary agreement to solar wafer supply contract (“2nd Supplementary Agreement”, contract no. CSI-ZN100810). All the contracts and agreements mentioned in these clauses 1 and 2 hereinabove are collectively known as “Original Contracts.”

3.	Parties C and D were added to become the parties to the Original Contracts pursuant to the “2nd Supplementary Agreement”, and, together with Party B, become the “Sellers” of the Original Contracts with respect to the wafer business.
Now based on the mutual understanding and mutual support, after friendly consultation, both parties agree to amend the contractual parties of the Original Contracts and the payment method thereunder as follows:

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1.	With effect from the date of signing this supplementary agreement, Parties B and C shall withdraw themselves from being the “Sellers” to the Original Contracts and shall transfer all of their rights and obligations (including the prepayment already made) under the Original Contracts to Party D. Party D replaces Parties B and C and become the only “Seller” under the Original Contracts and enjoys the rights and bears the obligations pursuant to the Original Contracts. Parties B and C shall not bear the seller’s liabilities and obligations under the Original Contracts and shall not enjoy the seller’s rights thereunder.

2.	Party D undertakes, acknowledges and understands the contents of the Original Contracts and all the provisions of its annexes/schedules, and agrees to accept the bindings of all the contents of the contracts and its annexes/schedules. Performance of the Seller’s obligations under the Original Contracts by Party D to Party A shall be regarded as the performance of the Seller’s obligations to the Buyer in the Original Contracts.

3.	In consideration that Party D accepts the transfer and becomes the “Seller” of the Original Contracts, each party agrees that Parties B and C shall no longer bear any joint and several guarantee liability hereunder and, simultaneously, that all the liabilities and obligations of Parties B and C under the Original Contracts since the execution of this agreement shall be totally removed.

4.	Pursuant to the agreement, Party A shall perform the liabilities and obligations under the Original Contracts to Party D; in event that Party breaches the contract, Party D shall have the right to make claims against Party A’s breach liabilities pursuant to the Original Contracts.

5.	Party D’s specified bank account is : Agricultural Bank of China, Suzhou New District branch, account 547601040022886.

6.	Since October 1, 2010 and until December 31, 2010, Party A shall, at least five days before the delivery of each batch of products, pay the purchase amount of those delivery in full to Party D’s specified bank account through telegraphic transfer.

7.	Each party undertakes that this supplementary agreement consists of the amendments to the agreed contents of Original Contracts. Where this supplementary agreement is not consistent with the Original Contracts, this supplementary agreement shall prevail. Both Buyer and Seller shall perform the portions not mended in this supplemental agreement pursuant to the Original Contracts. Each party shall strictly perform the obligations and bear the liabilities pursuant to the Original Contracts and this supplementary agreement.

6.	This agreement is executed in twelve copies. Each party shall hold two copies. Each copy shall have the same legal effect after it is signed and affixed with company chops.
(No text follows on this page)

(This is the signature page)

Party A: CSI Cells Co., Ltd.	Party B: Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd.
[Chop is affixed]	[Chop is affixed]

Signing Representative: /s/	Signing Representative: /s/

Signing Date: November 24, 2010	Signing Date: November 24, 2010

Party C: GCL (Nanjing) Solar Energy Technology Company Limited	Party D: Suzhou GCL Photovoltaic Technology Co., Ltd.
[Chop is affixed]	[Chop is affixed]

Signing Representative:	Signing Representative:

Signing Date: November 24, 2010	Signing Date: November 24, 2010

Jiangsu GCL Silicon Material Technology Development Co., Ltd.

[Chop is affixed]

Signing Representative:

Signing Date: November 24, 2010

Changzhou GCL Photovoltaic Technology Co., Ltd.

[Chop is affixed]

Signing Representative:

Signing Date: November 24, 2010

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